Exhibit 99.1

Easton-Bell Sports, Inc. Reports 5% Sales Increase for the First Quarter 2011

Earnings Conference Call Scheduled for 2 p.m. Eastern Time on Thursday, May 5, 2011

VAN NUYS, Calif.--(BUSINESS WIRE)--May 5, 2011--Easton-Bell Sports, Inc. (the “Company”), a leading designer, developer and marketer of branded sports equipment, protective products and related accessories will discuss its financial results for the fiscal quarter ended April 2, 2011 on a conference call to be held on Thursday, May 5, 2011, beginning at 2 p.m. Eastern Time.

Results for the First Quarter ended April 2, 2011

The Company had net sales of $203.4 million for the first quarter of fiscal 2011, an increase of 4.8% as compared to $194.1 million of net sales for the first quarter of fiscal 2010. Operating income was $11.0 million for the first quarter of fiscal 2011, an increase of $0.9 million, or 8.6% when compared to the first quarter of fiscal 2010 normalized for $1.6 million of increased compensation expense in 2011.

“We are pleased to report our 5th consecutive quarter of sales growth driven by a strong start to the bike season within Action Sports, including the launch of our new Giro cycling shoes,” said Paul Harrington, President and Chief Executive Officer. “The shifting of Team Sports’ new product launches to better fit retailers’ and consumers’ buying patterns will generate sales and margin improvement in the back half of 2011.”

Action Sports net sales increased $12.4 million, or 16.6% for the first quarter of fiscal 2011, as compared to the first quarter of fiscal 2010, or a 15.8% increase on a constant currency basis. The increase was due to higher sales of cycling helmets and accessories, higher sales of Bell powersports helmets to specialty dealers, growth in Easton branded cycling wheels and components and the introduction of Giro branded cycling shoes.

Team Sports net sales decreased $3.1 million or 2.6% in the first quarter of fiscal 2011, as compared to the first quarter of fiscal 2010, or a 3.1% decrease on a constant currency basis. The decrease was due to baseball product launches shifting to the back half of this year versus the first half last year, reduced demand for hockey sticks at retail, partially offset by growth in baseball, softball and hockey protective equipment and hockey skates.

The Company’s gross margin for the first quarter of fiscal 2011 was 31.4%, as compared to 33.4% for the first quarter of fiscal 2010. The margin decline related primarily to escalating fuel costs, shifting sales of higher-margin baseball bats versus a year ago and sales growth in youth football helmets, partially offset by lower inventory write-offs and close-out sales in Action Sports and favorable foreign currency exchange rates.

The Company’s operating expenses decreased $0.9 million or 1.7% and 160 bps as a percentage of net sales during the first quarter of fiscal 2011, as compared to the first quarter of fiscal 2010 when normalized for $1.6 million of increased compensation expense and while funding variable costs to support the sales growth in 2011.

The Company’s Adjusted EBITDA was $19.7 million for the first quarter of fiscal 2011, an increase of $0.4 million or 2.3% as compared to the first quarter of fiscal 2010 when normalized.

A detailed reconciliation of Adjusted EBITDA to net income, which the Company considers to be the most closely comparable GAAP financial measure, is included in the section entitled “Reconciliation of Non-GAAP Financial Measures,” which appears at the end of this press release.

Balance Sheet Items

Net debt totaled $383.5 million (total debt of $408.8 million less cash of $25.3 million) as of April 2, 2011, an increase of $22.4 million compared to net debt of $361.1 million at the end of fiscal 2010. The increase in net debt is due to a $23.6 million increase in debt to finance seasonal working capital requirements, offset by an increase in cash of $1.2 million. Working capital as of April 2, 2011 was $244.8 million as compared to $242.6 million at the end of fiscal 2010.

The Company had substantial borrowing capability as of April 2, 2011, with $167.3 million of additional borrowing ability under the revolving credit facility and liquidity of $192.6 million when including the $25.3 million of cash.

Easton-Bell Sports, Inc.

Easton-Bell Sports, Inc. is a leading designer, developer and marketer of branded sports equipment, protective products and related accessories. The Company markets and licenses products under such well-known brands as Easton, Bell, Giro, Riddell and Blackburn. The Company’s products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the Company has thirty facilities worldwide. More information is available at www.eastonbellsports.com.

Conference Call Webcast and Dial-in Information

Interested parties may listen to the conference call via webcast at: http://phx.corporate-ir.net/playerlink.zhtml?c=190384&s=wm&e=3972814. In addition, interested parties may listen directly to the call by dialing 1-866-783-2141 (within the United States and Canada) or 1-857-350-1600 (outside the United States and Canada). The pass code for the call is 33800908. A replay of the call will be available on May 6 through May 12, 2011 by dialing 1-888-286-8010 (within the United States and Canada) or 1-617-801-6888 (outside the United States and Canada). The pass code for both replay phone numbers is 27975013.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This press release may include forward-looking statements that reflect the Company’s current views about future events and financial performance. All statements other than statements of historical facts included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events are forward-looking statements.

Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that the Company might make or by known or unknown risks and uncertainties including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements, including changes in the laws that relate to use of our products and changes in product performance standards maintained by athletic governing bodies; (iii) the success of new products; (iv) whether we can successfully market our products, including use of our products by high profile athletes; (v) the Company’s dependence on and relationships with its major customers; (vi) fluctuations in costs of raw materials; (vii) risks associated with using foreign suppliers including increased transportation costs, potential supply chain disruption and foreign currency exchange rate fluctuations; (viii) the Company’s labor relations; (ix) departure of key personnel; (x) failure to protect the Company’s intellectual property or guard against infringement of the intellectual property rights of others; (xi) product liability claims; (xii) the timing, cost and success of opening or closing manufacturing facilities; (xiii) the Company’s level of indebtedness; (xiv) interest rate risks; (xv) the ability to successfully complete and integrate acquisitions and realize expected synergies; (xvi) an increase in return rates; (xvii) negative publicity about our products or the athletes that use them; (xviii) the seasonal nature of our business; (xix) failure to maintain an effective system of internal controls and (xx) other risks outlined under “Risk Factors” in the Company’s 2010 Annual Report on Form 10-K.

These forward-looking statements are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of the Company’s forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations. The forward-looking statements in this press release speak only as of the date of this release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	April 2, 2011	January 1, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,265	$24,024
Accounts receivable, net	241,685	216,166
Inventories, net	148,254	141,093
Prepaid expenses	8,252	7,080
Deferred taxes	16,101	16,254
Other current assets	11,055	8,483

Total current assets	450,612	413,100
Property, plant and equipment, net	50,269	49,736
Deferred financing fees, net	13,497	14,248
Intangible assets, net	276,494	279,047
Goodwill	206,928	206,928
Other assets	1,296	1,495

Total assets	$999,096	$964,554

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Revolving credit facility	$62,393	$38,893
Current portion of capital lease obligations	24	24
Accounts payable	80,083	73,148
Accrued expenses	63,295	58,452

Total current liabilities	205,795	170,517
Long-term debt, less current portion	346,290	346,168
Capital lease obligations, less current portion	72	78
Deferred taxes	48,374	49,379
Other noncurrent liabilities	19,378	20,774

Total liabilities	619,909	586,916

Stockholder’s equity:
Common stock: $0.01 par value, 100 shares authorized, 100 shares issued and outstanding at April 2, 2011 and January 1, 2011	—	—
Additional paid-in capital	360,880	360,223
Retained earnings	15,339	15,401
Accumulated other comprehensive income	2,968	2,014

Total stockholder’s equity	379,187	377,638

Total liabilities and stockholder’s equity	$999,096	$964,554

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited and amounts in thousands)

	Fiscal Quarter Ended
	April 2, 2011	April 3, 2010
Net sales	$203,398	$194,104
Cost of sales	139,441	129,342

Gross profit	63,957	64,762
Selling, general and administrative expenses	50,367	49,711
Amortization of intangibles	2,553	3,335

Income from operations	11,037	11,716
Interest expense, net	10,993	11,512

Income before income taxes	44	204
Income tax expense	106	82

Net (loss) income	(62)	122
Other comprehensive income:
Foreign currency translation adjustment	954	1,278

Comprehensive income	$892	$1,400

Reconciliation of Non-GAAP Financial Measures

This press release contains a financial measure called Adjusted EBITDA, which is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release we have presented Adjusted EBITDA on an actual basis for the first fiscal quarter ended April 2, 2011 and the first fiscal quarter ended April 3, 2010.

We believe Adjusted EBITDA is a useful supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our consolidated and combined results of operations. Adjusted EBITDA is used by our management to perform such evaluation, and in measuring compliance with debt covenants relating to certain of our borrowing arrangements. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP. We believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We also believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. In addition, we believe that our presentation of Adjusted EBITDA provides investors with helpful information about the calculation of some of the financial covenants that are contained in our Senior Secured Credit Facilities.

Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are as follows:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
  Adjusted EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
  other companies in our industry may calculate Adjusted EBITDA differently so it may not be comparable.

To compensate for these limitations, however, we rely primarily on our GAAP results and use Adjusted EBITDA only as supplemental information.

The calculation of Adjusted EBITDA and a reconciliation of that measure to net (loss) income, the most comparable GAAP measure, for the first fiscal quarters ended April 2, 2011 and April 3, 2010 are set forth below (amounts in thousands):

	2011	2010

Net (loss) income for the first fiscal quarter	$(62)	$122

Interest expense, net	10,993	11,512
Provision for taxes based on income	106	82
Depreciation expense	4,456	3,601
Amortization expense	2,553	3,335
Non-cash equity compensation expense	657	1,160
Other allowable adjustments under the Company's Senior Secured Credit Facilities (1)	954	958
Adjusted EBITDA, as reported pursuant to the Company's Senior Secured Credit Facilities for the fiscal quarter	$19,657	$20,770

(1) Represents actual expenses permitted to be excluded pursuant to the Company's Senior Secured Credit Facilities. Such amount represents: (i) charges related to the issuance of capital stock or debt, (ii) unrealized (gains)/losses relating to hedging activities, (iii) expenses paid in connection with employee severance, retention, relocation and contract termination, consolidation of facilities and other non-recurring expenses and charges and (iv) expense reimbursements to our financial sponsors.

CONTACT:
Easton-Bell Sports, Inc.
Mark Tripp, 818-902-5803